Exhibit 99.1

News Release	Advance Auto Parts
5008 Airport Road
Roanoke, VA 24012

Anna Gurney
Media Contact
t: 919-573-2608
e: anna.gurney@advanceautoparts.com

Zaheed Mawani
Investor Contact
t: 919-573-3848
e: zaheed.mawani@advanceautoparts.com

Advance Auto Parts Reports First Quarter Fiscal 2016 Adjusted Cash EPS of $2.51

ROANOKE, Va., May 19, 2016 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, serving both professional installer and do-it-yourself customers, today announced its financial results for the first quarter ended April 23, 2016. First quarter adjusted earnings per diluted share (Adjusted Cash EPS) were $2.51. These results exclude $0.11 of amortization of acquired intangible assets and integration and restructuring costs of $0.26, primarily associated with the acquisition of General Parts International, Inc. (General Parts).

Adjusted First Quarter Performance Summary (1)

	Sixteen Weeks Ended
	April 23, 2016	April 25, 2015

Sales (in millions)	$2,979.8	$3,038.2

Comp Store Sales %	(1.9%)	0.7%

Gross Profit (in millions)	$1,349.9	$1,393.9

Adjusted SG&A (in millions)	$1,034.9	$1,085.6

Adjusted Operating Income (in millions)	$315.0	$308.3

Adjusted Cash EPS	$2.51	$2.39

Avg Diluted Shares (in thousands)	73,847	73,653

(1)
Fiscal 2016 and 2015 include certain non-operational expenses. The Adjusted SG&A, Adjusted Operating Income and Adjusted Cash EPS for the sixteen weeks ended April 23, 2016 and April 25, 2015, respectively, have been reported on an adjusted basis to exclude General Parts integration, store consolidation costs and support center restructuring costs of $31.4 million and $32.7 million, respectively, and General Parts amortization of acquired intangible assets of $12.7 million and $13.0 million, respectively. For a better understanding of the Company's adjusted results, refer to the presentation of the respective financial measures on a GAAP basis and reconciliation of the financial results reported on an adjusted basis to the GAAP basis in the accompanying financial tables in this press release.

“Our first quarter results did not meet our expectations," said Tom Greco, Chief Executive Officer. "We are moving forward with urgency to drive improved performance. Our customers are our top priority and we are elevating our intensity to get the right parts to the right place at the right time as we empower our team members to serve the customer better than anyone else.”

Greco continued, “I have been energized by the strength and the quality of our team and the opportunity that lies ahead. I am confident our focus and commitment around delivering improved service for our customers will translate into increased profitability and shareholder value."

First Quarter 2016 Highlights

Total sales for the first quarter decreased 1.9% to $2.98 billion, as compared with total sales during the first quarter of fiscal 2015 of $3.04 billion. The sales decline was driven by the comparable store sales decrease of 1.9% primarily due to availability and service shortfalls. The comparable sales cadence experienced a more pronounced decline in the latter portion of the quarter. The Company's comparable store sales were also partially impacted by lower demand due to unfavorable weather during the quarter and benefited from the favorable consolidation impact from Carquest stores.

The Company's Gross Profit rate was 45.3% of sales during the first quarter as compared to 45.9% during the first quarter last year. The 58 basis-point decrease in gross profit rate was primarily the result of supply chain expense deleverage due to the comparable store sales decline.

The Company's Adjusted SG&A rate was 34.7% of sales during the first quarter as compared to 35.7% during the same period last year. The 100 basis-point decrease was primarily the result of the Company's continued cost reduction initiatives and benefits from the cost reduction actions taken in 2015 partially offset by expense deleverage. On a GAAP basis, the Company's SG&A rate was 36.2% of sales during the first quarter as compared to 37.2% during the same period last year.

The Company's Adjusted Operating Income was $315.0 million during the first quarter, an increase of 2.2% versus the first quarter of fiscal 2015. As a percentage of sales, Adjusted Operating Income in the first quarter expanded to 10.6% versus 10.1% during the first quarter of fiscal 2015. On a GAAP basis, the Company's operating income during the first quarter of $271.0 million increased 3.2% versus the first quarter of fiscal 2015. On a GAAP basis, the Operating Income rate was 9.1% during the first quarter as compared to 8.6% during the first quarter of fiscal 2015.

Operating cash flow decreased approximately 26.3% to $75.3 million in the first quarter of fiscal 2016 from $102.2 million in the first quarter of fiscal 2015. Free cash flow was a decrease of $13.8 million in the first quarter of fiscal 2016 compared to an increase of $45.2 million in the first quarter of fiscal 2015. Capital expenditures in the first quarter of fiscal 2016 were $89.1 million as compared to $57.0 million in the first quarter of fiscal 2015.

Store Information

As of April 23, 2016, the Company operated 5,086 stores and 125 Worldpac branches and served approximately 1,300 independently owned Carquest stores. The below table summarizes the changes in the number of the company-operated stores and branches during the sixteen weeks ended April 23, 2016.

	AAP	AI	CARQUEST (a)	WORLDPAC	Total

January 2, 2016	4,102	184	885	122	5,293
New	13	—	1	3	17
Closed	(5)	(3)	(2)	—	(10)
Consolidated	—	—	(89)	—	(89)
Converted	27	—	(27)	—	—
April 23, 2016	4,137	181	768	125	5,211

(a) Includes activity for stores acquired with B.W.P. Distributors, Inc. that operate under the Carquest trade name.

Updated 2016 Key Assumptions

Due to the sales trends the Company experienced as it exited its first quarter and outlook for the balance of the year, the assumption for annual comparable store sales is now expected to be between negative 3% and negative 5% and given this updated assumption, the Company no longer expects to achieve its annual Free Cash Flow assumption of a minimum of $500 million for fiscal 2016.  In addition, the Company is no longer targeting an Adjusted Operating Income (a) rate of 12% for fiscal 2016.  The Company intends to provide additional commentary on its first quarter earnings conference call.

As previously provided, the Company reaffirms other key assumptions for fiscal 2016 below:

New Stores	65 to 75 new stores including Worldpac branches
Carquest Store Consolidations, Conversions & Relocations	325 to 350
Income tax rate	37.5% to 38.0%
One-time Integration & Restructuring Expenses (b)	Approximately $75 million to $90 million
Capital Expenditures	$260 million to $280 million
Diluted Share Count	Approximately 74 million shares

(a) Adjusted Operating Income excludes one-time expenses related to the integration of General Parts, restructuring expenses and the recurring amortization of General Parts' intangible assets. Adjusted Operating Income is a non-GAAP measure. Because of the forward-looking nature of these non-GAAP financial measures, specific quantifications of the amounts that would be required to reconcile these non-GAAP financial measures to their most directly comparable GAAP financial measures are not available at this time. Management believes Adjusted Operating Income is an important measure in assessing the overall performance of the business and utilizes this metric in its ongoing reporting. On that basis, Management believes it is useful to provide Adjusted Operating Income to investors and prospective investors to evaluate Advance’s operating performance across periods adjusting for non-operational items. Adjusted Operating Income might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. Adjusted Operating Income should not be used by investors or third parties as the sole basis for formulating investment decisions, as it excludes a number of important cash and non-cash recurring items.

(b) The $75 million to $90 million estimate of incremental one-time costs includes $65 million to $75 million related to ongoing integration efforts and an additional $10 million to $15 million related to supply chain optimization work which includes the closure of the Company's Sutton, MA distribution center and additional activities contemplated as part of the first phase of work. The Company will provide additional details of its multi-year supply chain optimization work and potential future one-time costs as it finalizes those plans. One-time integration related costs are expected to exceed the initial $190 million estimate previously shared at the time of the GPI acquisition as we have trued up estimates, expanded the scope and taken additional structural actions to drive improved efficiency and profitability.

Dividend

On May 17, 2016, the Company's Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on July 1, 2016 to stockholders of record as of June 17, 2016.

Advance Commences CFO Transition

Advance also announced that Mike Norona, Chief Financial Officer, will be leaving the Company. Mr. Norona has agreed to remain in his current role until a successor has been named and will assist with an orderly transition. The Company has commenced an external search for a new CFO.

Mr. Greco commented, “I want to thank Mike for his eight years of strong financial leadership during a time when the company more than doubled its market cap. He has played a key role in developing a strong finance team and building a capital structure to support our future growth. I am appreciative of Mike’s willingness to support our transition with his leadership, passion and experience.”

Investor Conference Call
The Company will host a conference call on Thursday, May 19, 2016, at 8:30 a.m. Eastern Time to discuss its quarterly results. To listen to the live call, please log on to the Company's website, www.AdvanceAutoParts.com, or dial (866) 908-1AAP. The call will be archived on the Company's website until May 20, 2017.

About Advance Auto Parts

Advance Auto Parts, Inc., a leading automotive aftermarket parts provider in North America, serves both professional installer and do-it-yourself customers. As of April 23, 2016, Advance operated 5,086 stores and 125 Worldpac branches and served approximately 1,300 independently owned Carquest branded stores in the United States, Puerto Rico, the U.S. Virgin Islands and Canada. Advance employs approximately 74,000 Team Members. Additional information about the Company, employment opportunities, customer services, and on-line shopping for parts, accessories and other offerings can be found on the Company's website at www.AdvanceAutoParts.com.

Forward Looking Statements

Certain statements contained in this release are forward-looking statements, as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These forward looking statements include, but are not limited to, key assumptions for 2016 financial performance including adjusted operating income; statements regarding the benefits and other effects of the acquisition of General Parts and the combined company’s plans, objectives and expectations; statements regarding expected growth and future performance of Advance Auto Parts, Inc. (AAP), including store growth, capital expenditures, comparable store sales, gross profit rate, SG&A, adjusted operating income, free cash flow, income tax rate, General Parts integration costs and store consolidation costs, synergies, expenses to achieve synergies and adjusted operating income rate targets; expectations regarding leadership changes and their impact on the company’s strategies, opportunities and results; statements regarding enhancements to shareholder value; statements regarding strategic plans or initiatives, growth or profitability; and all other statements that are not statements of historical facts. These forward-looking statements are subject to significant risks, uncertainties and assumptions, and actual future events or results may differ materially from such forward-looking statements. Such differences may result from, among other things, the risk that the benefits of the General Parts acquisition, including synergies, may not be fully realized or may take longer to realize than expected; the possibility that the General Parts acquisition may not advance AAP’s business strategy; the risk that AAP may experience difficulty integrating General Parts’ employees, business systems and technology; the potential diversion of AAP’s management’s attention from AAP’s other businesses resulting from the General Parts acquisition; the impact of the General Parts acquisition on third-party relationships, including customers, wholesalers, independently owned and jobber stores and suppliers; AAP’s ability to attract, develop and retain executives and other employees; changes in regulatory, social and political conditions, as well as general economic conditions; competitive pressures; demand for AAP’s and General Parts' products; the market for auto parts; the economy in general; inflation; consumer debt levels; the weather; business interruptions; information technology security; availability of suitable real estate; dependence on foreign suppliers; and other factors disclosed in AAP’s 10-K for the fiscal year ended January 2, 2016 and other filings made by AAP with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. AAP intends these forward-looking statements to speak only as of the time of this communication and does not undertake to update or revise them as more information becomes available.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	April 23, 2016	January 2, 2016

Assets

Current assets:
Cash and cash equivalents	$103,708	$90,782
Receivables, net	650,993	597,788
Inventories, net	4,432,968	4,174,768
Other current assets	78,558	77,408
Total current assets	5,266,227	4,940,746

Property and equipment, net	1,432,698	1,434,577
Goodwill	993,742	989,484
Intangible assets, net	676,427	687,125
Other assets, net	69,869	75,769
	$8,438,963	$8,127,701

Liabilities and Stockholders' Equity

Current liabilities:
Current portion of long-term debt	$598	$598
Accounts payable	3,318,048	3,203,922
Accrued expenses	534,674	553,163
Other current liabilities	55,243	39,794
Total current liabilities	3,908,563	3,797,477

Long-term debt	1,229,888	1,206,297
Deferred income taxes	442,294	433,925
Other long-term liabilities	229,079	229,354
Total stockholders' equity	2,629,139	2,460,648
	$8,438,963	$8,127,701

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements. The Company retrospectively adopted ASU 2015-03 in the first quarter of 2016, which resulted in a reclassification of debt issuance costs from Other assets, net to Long-term debt.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Sixteen Week Periods Ended
April 23, 2016 and April 25, 2015
(in thousands, except per share data)
(unaudited)

	Q1 2016			Q1 2015

	As Reported	Adjustments (a)	Adjusted	As Reported	Adjustments (a)	Adjusted

Net sales	$2,979,778	$—	$2,979,778	$3,038,233	$—	$3,038,233
Cost of sales	1,629,889	—	1,629,889	1,644,309	—	1,644,309
Gross profit	1,349,889	—	1,349,889	1,393,924	—	1,393,924
Selling, general and administrative expenses	1,078,890	(44,015)	1,034,875	1,131,396	(45,751)	1,085,645
Operating income	270,999	44,015	315,014	262,528	45,751	308,279
Other, net:
Interest expense	(18,943)	—	(18,943)	(21,777)	—	(21,777)
Other income (expense), net	3,123	—	3,123	(1,908)	—	(1,908)
Total other, net	(15,820)	—	(15,820)	(23,685)	—	(23,685)
Income before provision for income taxes	255,179	44,015	299,194	238,843	45,751	284,594
Provision for income taxes	96,366	16,726	113,092	90,731	17,385	108,116
Net income	$158,813	$27,289	$186,102	$148,112	$28,366	$176,478

Basic earnings per share (b)	$2.16	$0.37	$2.53	$2.02	$0.38	$2.40
Diluted earnings per share (b)	$2.14	$0.37	$2.51	$2.00	$0.39	$2.39

Average common shares outstanding (b)	73,401	73,401	73,401	73,122	73,122	73,122
Average diluted common shares outstanding (b)	73,847	73,847	73,847	73,653	73,653	73,653

(a)
The adjustments to Selling, general and administrative expenses for Q1 2016 primarily include General Parts integration, store consolidation costs and support center restructuring costs of $31.4 million and General Parts amortization of acquired intangible assets of $12.7 million. The adjustments to Q1 2015 include adjustments to Selling, general and administrative expenses for General Parts integration and store consolidation costs of $32.7 million and General Parts amortization of acquired intangible assets of $13.0 million.

(b)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the quarter. At April 23, 2016 and April 25, 2015, we had 73,544 and 73,168 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, with the exception of the footnotes required by GAAP for complete financial statements and inclusion of certain non-GAAP adjustments and measures as described in footnote (a) above. Management believes the reporting of adjusted results is important in assessing the overall performance of the business and is therefore useful for investors and prospective investors.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Fiscal Years Ended
January 2, 2016 and January 3, 2015
(in thousands)
(unaudited)

	April 23, 2016	April 25, 2015

Cash flows from operating activities:
Net income	$158,813	$148,112
Depreciation and amortization	79,320	83,247
Share-based compensation	6,654	8,945
Provision (benefit) for deferred income taxes	7,164	(5,206)
Excess tax benefit from share-based compensation	(13,145)	(6,498)
Other non-cash adjustments to net income	(522)	6,189
(Increase) decrease in:
Receivables, net	(50,224)	(53,526)
Inventories, net	(246,458)	(171,865)
Other assets	3,806	(845)
Increase in:
Accounts payable	108,500	45,678
Accrued expenses	20,025	39,494
Other liabilities	1,368	8,486
Net cash provided by operating activities	75,301	102,211

Cash flows from investing activities:
Purchases of property and equipment	(89,138)	(57,038)
Business acquisitions, net of cash acquired	—	(433)
Proceeds from sales of property and equipment	1,227	295
Net cash used in investing activities	(87,911)	(57,176)
Cash flows from financing activities:
Increase in bank overdrafts	14,644	11,628
Net borrowings (payments) on credit facilities	26,000	(26,700)
Dividends paid	(8,850)	(8,813)
Proceeds from the issuance of common stock, primarily for employee stock purchase plan	1,085	1,352
Tax withholdings related to the exercise of stock appreciation rights	(11,134)	(7,572)
Excess tax benefit from share-based compensation	13,145	6,498
Repurchase of common stock	(11,813)	(1,590)
Other	(125)	(110)
Net cash provided by (used in) financing activities	22,952	(25,307)

Effect of exchange rate changes on cash	2,584	(578)

Net increase in cash and cash equivalents	12,926	19,150
Cash and cash equivalents, beginning of period	90,782	104,671
Cash and cash equivalents, end of period	$103,708	$123,821

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
Sixteen Week Periods Ended
April 23, 2016 and April 25, 2015
(in thousands)
(unaudited)

Reconciliation of Free Cash Flow:

	April 23, 2016	April 25, 2015

Cash flows from operating activities	$75,301	$102,211
Purchases of property and equipment	(89,138)	(57,038)
Free cash flow	$(13,837)	$45,173

NOTE: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Adjusted Debt to EBITDAR:
(In thousands, except adjusted debt to EBITDAR ratio)	Four Quarters Ended
	April 23, 2016	January 2, 2016
	(Four Quarters Ended)	(52 Weeks)
Total debt (a)	$1,230,486	$1,206,895
Add: Capitalized lease obligation (rent expense * 6)	3,182,952	3,190,728
Adjusted debt	4,413,438	4,397,623

Operating income	834,251	825,780
Add: Adjustments (b)	125,707	127,059
Depreciation and amortization	265,549	269,476
EBITDA	1,225,507	1,222,315
Rent expense (less favorable lease amortization of $1,153 and $4,786, respectively)	530,492	531,788
EBITDAR	$1,755,999	$1,754,103

Adjusted Debt to EBITDAR	2.5	2.5

(a)	The Company retrospectively adopted ASU 2015-03 in the first quarter of 2016, which resulted in a reclassification of debt issuance costs from Other assets, net to Long-term debt.

(b)
The adjustments to the four quarters ended April 23, 2016 include General Parts integration, store closure and consolidation costs and support center restructuring costs of $125.7 million. The adjustments to Fiscal 2015 include General Parts integration, store closure and store consolidation costs and support center restructuring costs of $127.1 million.

NOTE: Management believes its Adjusted Debt to EBITDAR ratio (“leverage ratio”) is a key financial metric and believes its debt levels are best analyzed using this measure. The Company’s goal was to quickly pay down debt resulting from the GPI acquisition in order to get back to a 2.5 times leverage ratio and maintain an investment grade rating. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.

First Quarter Performance Summary on a GAAP Basis(a):

	Sixteen Weeks Ended
	April 23, 2016	April 25, 2015

Sales (in millions)	$2,979.8	$3,038.2

Comp Store Sales %	(1.9%)	0.7%

Gross Profit (in millions)	$1,349.9	$1,393.9

SG&A (in millions)	$1,078.9	$1,131.4

Operating Income (in millions)	$271.0	$262.5

Diluted EPS	$2.14	$2.00

Avg Diluted Shares (in thousands)	73,847	73,653

(a) These financial measures for the sixteen weeks ended April 23, 2016 have been reported on a GAAP basis which includes the impact of General Parts integration, store consolidation and support center restructuring costs of $31.4 million and General Parts amortization of acquired intangible assets of $12.7 million. These financial measures for the sixteen weeks ended April 25, 2015 have been reported on a GAAP basis which includes the impact of General Parts integration and store consolidation costs of $32.7 million and General Parts amortization of acquired intangible assets of $13.0 million. These financial measures should be read in conjunction with our financial measures presented on an adjusted basis earlier in this press release. Management believes Adjusted Operating Income is important in assessing the overall performance of the business and utilizes this metric in its ongoing reporting. On that basis, Management believes it is useful to provide Adjusted Operating Income to investors and prospective investors to evaluate Advance’s operating performance across periods adjusting for non-operational items. Adjusted Operating Income might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. Adjusted Operating Income should not be used by investors or third parties as the sole basis for formulating investment decisions, as it excludes a number of important cash and non-cash recurring items.